Exhibit 99-B.4.8
--FORM OF--
Contract Schedule II
Annuity Phase

Payment Period (see 11.03)

The period for which we will guarantee Annuity payments must be at least [five] years and no more than [30] years.

Mortality Table (see 11.04)

Society of Actuaries' 1983 Table a

Maximum Number of Funds (see 11.06)

The maximum number of Funds is [four].

Fixed Annuity Minimum Guaranteed Interest Rate (see 11.07)

[1.5%] (annual basis)

Number of Annual Transfers Among Funds (see 11.09)

Each calendar year, we allow [five] transfers among funds.

Daily Charges to the Separate Account (see 11.14)

Charges to the Separate Account will never be more than the following:

Mortality and Expense Risk Charge: [1.25%] (annual basis)
Administrative Charge: [0.25%] (annual basis)

AFT (08/03)	S II - 1